Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month and Six-Month Periods Ended Jun 30, 2011

Ends Quarter with Record Backlog of Contracted and Awarded Business

HUNTERSVILLE, NC, August 8, 2011—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy solutions, today announced its results for the three-month and six-month periods ended June 30, 2011. “Our results for the second quarter and first half of the year were in line with our expectations,” stated John O’Rourke, Lime Energy’s CEO and President.  “Our utility program management business continues to show strong growth, with revenue up 77% over the second quarter and 114% over the first six months of 2010.  Our public sector markets continue their rebound from a soft first half of 2010, with revenue up 23% and 30% from the second quarter and first half of 2010, respectively.  Our C&I market, which was the focus of our recent restructuring, continues to reposition and refine its business strategy.  Its revenue was down 17% for the quarter and 7% through the first six months of 2011.  The restructuring we initiated during the second quarter was aimed at reducing costs, increasing operating efficiencies, and streamlining the organization to better align the SG&A supporting the C&I market with its expected revenue and to better integrate it with the operations of our public sector and utility group.  We remain firmly committed to this market and believe that the reorganization will not only reduce costs, but permit us to increase our focus in this market in those niches where we have the greatest competitive advantages and offer compelling solutions for our customers.  Despite this softness in the C&I market, we are feeling very good about our prospects for the balance of the year.  Our backlog of contracted and awarded business increased substantially during the quarter across all of our markets to almost $190 million, which is more than double what it was at the beginning of the year.”

Results for the three-month period ended June 30, 2011:

•                  Revenue increased $6.8 million, or 38.6%, to $24.3 million when compared to $17.5 million for the second quarter of 2010.

•                  Gross profit increased $0.3 million, or 7.3%, to $4.5 million from $4.2 million for the second quarter of 2010.

•                  Gross profit margin of 18.5% compared to 23.9% earned during the second quarter of 2010.

•                  SG&A expense increased $0.7 million, or 11.5%, to $6.8 million from $6.1 million during the second quarter of 2010.

•                  Operating loss increased $1.5 million to $3.6 million from $2.1 million for the year earlier period.  The second quarter of 2011 included a $1.1 million restructuring charge.

•                  The net loss increased $1.5 million to $3.5 million from $2.0 million for the three-month period ended June 30, 2010.

•                  Adjusted EBITDA loss increased $0.4 million to $1.8 million from $1.4 million for the second quarter of 2010*.

•                  Basic and diluted loss per common share of $0.15 per share versus a loss of $0.09 per share for the second quarter of 2010.  The restructuring reserve contributed $0.05 per share to the loss during the first half of 2011.

Results for the six-month period ended June 30, 2011:

•                  Revenue increased $13.9 million, or 47.5%, to $43.2 million when compared to $29.3 million for the first half of 2010.

•                  Gross profit increased $2.1 million, or 34.1%, to $8.1 million from $6.0 million for the first half of 2010.

•                  Gross profit margin of 18.8% compared to 20.6% earned during the first half of 2010.

•                  SG&A expense increased $1.4 million, or 11.5%, to $14.0 million from $12.5 million during the first half of 2010.

•                  Operating loss increased $0.5 million to $7.3 million from $6.8 million for the year earlier period.  The first half of 2011 included a $1.1 million restructuring charge.

•                  The net loss increased $0.5 million to $7.2 million from $6.7 million for the six-month period ended June 30, 2010.

•                  Adjusted EBITDA loss decreased $0.6 million to $4.9 million from $5.5 million for the first half of 2010*.

•                  Basic and diluted loss per common share of $0.30 per share versus a loss of $0.28 per share for the first half of 2010.  The restructuring reserve contributed $0.05 per share to the loss during the first half of 2011.

*                 Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Named John O’Rourke CEO and President of Lime Energy and David Asplund as its Executive Chairman.

•                  Initiated restructuring to improve operating efficiencies which is anticipated to reduce SG&A by $3 million in 2012 and $600 thousand in 2011, after the $1.1 million restructuring charge.

•                  Approved as a partners under the Pay for Performance Program in New Hampshire permitting Lime to offer significant incentives to its customers in New Hampshire for implementing energy efficiency upgrade projects.

•                  Appointed John O’Rourke and Pradeep Kapadia to our Board of Directors adding two individuals with decades of industry experience to our Board.

•                  Named as the fourth fastest growing company in the Chicago area by Crain’s Chicago.  This was the third year in a row that Lime Energy has been named to Crain’s Fast Fifty.

Financial Outlook

We expect to continue to experience higher revenue for the balance of the year, relative to 2010 levels.  Our revenue is also expected to continue to be seasonal, with revenue continuing to build throughout the year.  We currently have about $190 million in backlog, and expect our third quarter revenue to be between $30 million and $35 million.  Our backlog includes signed and awarded contracts, including multi-year contracts under utility programs.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	June 30,		Change
	2011	2010	$	%

Revenue	$24,260	$17,508	$6,752	38.6%
Cost of sales	19,767	13,319	6,448	48.4%
Gross profit	4,493	4,189	304	7.3%

Selling, general and administrative expenses	6,794	6,094	700	11.5%
Amortization of intangibles	153	163	(10)	-6.1%
Restructuring charge	1,109	—	1,109	100.0%
Operating loss	(3,563)	(2,068)	(1,495)	72.3%

Other income	15	40	(25)	-62.5%
Net loss	$(3,548)	$(2,028)	$(1,520)	75.0%

Basic and Diluted Loss per Common Share	$(0.15)	$(0.09)	(0.06)	66.7%

Weighted Average Common Shares Outstanding	23,812	23,609

Adjusted EBITDA	$(1,814)	$(1,412)	$(402)	28.5%

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Six Months Ended
	June 30,		Change
	2011	2010	$	%

Revenue	$43,240	$29,321	$13,919	47.5%
Cost of sales	35,132	23,273	11,859	51.0%
Gross profit	8,108	6,048	2,060	34.1%

Selling, general and administrative expenses	13,967	12,527	1,440	11.5%
Amortization of intangibles	307	325	(18)	-5.5%
Restructuring charge	1,109	—	1,109	100.0%
Operating loss	(7,275)	(6,804)	(471)	6.9%

Other income	45	80	(35)	-43.8%
Net loss	$(7,230)	$(6,724)	$(506)	7.5%

Basic and Diluted Loss per Common Share	$(0.30)	$(0.28)	(0.02)	7.1%

Weighted Average Common Shares Outstanding	23,806	23,601

Adjusted EBITDA	$(4,890)	$(5,490)	$600	-10.9%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net loss	(3,548)	(2,028)	(7,230)	(6,724)

Interest income, net	(15)	(40)	(45)	(80)
Depreciation & amortization	309	281	597	571
Provision for income taxes	—	—	—	—
EBITDA	(3,254)	(1,787)	(6,678)	(6,233)

Share based compensation	818	375	1,166	743
Restructuring charge	622	—	622	—
Adjusted EBITDA	$(1,814)	$(1,412)	$(4,890)	$(5,490)

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on August 8, 2011 and will be made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call  on Monday, August 8th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by calling toll free (866) 202-3048 and use passcode 62372909. International callers can dial (617) 213-8843 and use the same passcode.

The call will be available for replay until November 8, 2011, 2011 by dialing toll free (888) 286-8010 or (617) 801-6888.  The replay will require use of passcode 65527903.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions. Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint. We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation. We provide these solutions to the commercial and industrial markets, utilities, energy service companies (ESCOs) and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.